Exhibit 99


CNF
3240 HILLVIEW AVENUE
PALO ALTO, CA 94304-1297
(650) 494-2900                                                   NEWS RELEASE


                                                                   Contacts:

                                                       Media - James R. Allen
                                                               (650) 813-5335

                                                Investors - Patrick Fossenier
                                                             (650)- 813 -5353






                  CNF INC. REPORTS 19 PERCENT INCREASE IN
                      INCOME FROM CONTINUING OPERATIONS

              COMPANY AUTHORIZES $300 MILLION SHARE REPURCHASE


     PALO ALTO, Calif. - Jan. 24, 2005 -- CNF Inc. (NYSE:CNF) today reported fourth-quarter 2004 after-tax income from continuing operations of $41.1 million (after preferred stock dividends), or 74 cents per diluted share, up

19 percent.  This compares with fourth-quarter 2003 after-tax income from continuing operations of $34.5 million, or 63 cents per diluted share.

     The company also announced that its Board of Directors had approved a plan to repurchase up to $300 million in common stock within the next two years in open market purchases and privately negotiated transactions.

     In the fourth quarter, the company reported in discontinued operations an after-tax loss of $18.3 million, or 33 cents per diluted share, consisting of $15.8 million related to the Dec. 19 sale of Menlo Worldwide Forwarding and a $2.4 million after-tax charge related to insurance claims reserves.

After-tax income from the discontinued Menlo Worldwide Forwarding operations was $9.3 million, or 17 cents per diluted share.

     Including the discontinued operations, CNF reported fourth-quarter net income for shareholders of common stock of $32.2 million, or 58 cents per diluted share, compared with net income for common stock shareholders of

$26.8 million, or 49 cents per diluted share in the same period a year ago.

     On Oct. 5, 2004, CNF announced an agreement to sell its Menlo Worldwide

Forwarding unit to UPS for $150 million in cash and assumption of $110 million of debt.  The transaction closed on Dec. 19, 2004.  CNF is reporting the results of its Forwarding operations as discontinued operations in both

2003 and 2004. The impairment charge of $260.5 million recognized in the third quarter of 2004 increased by $15.8 million to a loss of $276.3 million as a result of adjustments at closing in the fourth quarter. The amount of these charges is subject to further adjustment pending audits by both parties.

     Income from continuing operations in the fourth quarter includes CNF corporate expense previously allocated to the Forwarding unit of $5.9 million.

     Total revenues in the fourth quarter were $967.5 million, up 16.5 percent from $830.4 million in the fourth quarter of 2003.  Operating income increased 21 percent to $79.0 million compared with operating income of $65.3 million in the same period of 2003.

     For the full-year 2004, CNF reported after-tax income from continuing operations of $142.2 million (after preferred stock dividends), or $2.57 per diluted share, up 27 percent, and after-tax income from discontinued

operations of $12.4 million, or 22 cents per diluted share.  This compares with 2003 after-tax income from continuing operations of $112.2 million, or

$2.07 per diluted share, and an after-tax loss from discontinued operations of $28.5 million, or 50 cents per diluted share.

     The net loss for common stock shareholders for the full-year 2004 totaled $124.1 million, or $2.15 per diluted share, compared with net income of $83.8 million, or $1.57 per diluted share in 2003.  For common stock shareholders, 2004 year-end results included after-tax charges of $278.7 million, or $4.94 per diluted share, primarily from the disposition of Menlo

Worldwide Forwarding and, in the fourth quarter, adjustments to insurance claims reserves.

     Revenue from continuing operations in 2004 totaled $3.7 billion, up 15 percent from $3.2 billion in 2003.  Operating income totaled $284.2 million,

up 26 percent from $224.9 million in 2003.

     The company substantially improved its balance sheet in 2004, completing the year with $833 million in cash, from which the share repurchase program,

scheduled debt retirement and general corporate purposes will be funded.

CNF's effective tax rate for continuing operations was approximately 39 percent for both the fourth quarter and the full year.

     "The CNF organization had a very good year in 2004 because of the strengthened economy, our attention to costs and service, and the effort of our employees," said W. Keith Kennedy, chairman of the Board of Directors and interim chief executive officer.  "The Con-Way less-than-truckload regional motor carriers had an exceptional year, helping Con-Way to increase its overall operating profits by 34 percent.  Menlo Logistics achieved a modest increase in earnings while Vector SCM, our supply chain service provider,

reported a slight decline in profits.

     "The sale of Menlo Worldwide Forwarding in December was an important event that, along with cash flow increases from each of our profitable businesses, allowed the company to complete 2004 in its best financial condition in more than a decade," Kennedy said.



CON-WAY TRANSPORTATION SERVICES

     For the fourth quarter of 2004, Con-Way Transportation Services reported:

  *  Operating income of $63.8 million, up 18.4 percent from $53.9 million in the year-ago period and a record for a fourth quarter.  Operating income in the quarter included an additional allocation of CNF corporate expenses of $5.1 million that was previously allocated to Menlo

     Worldwide Forwarding.

  *  Revenue of $667.8 million, up 15.6 percent compared to the prior-year quarter.

  *  Regional carrier yield increased 5.6 percent from the prior-year quarter.

  *  The regional carrier group achieved an operating ratio of 89.0 excluding the additional corporate expense, compared to 88.9 in fourth-quarter

     2003.

For the full -year 2004, Con-Way reported:

  *  Record operating income of $245.5 million, up 34 percent from $183.1 million in 2003.

  *  Record revenue of $2.6 billion, up 17.7 percent from $2.2 billion in

     2003.

  *  The regional carrier group achieved an operating ratio of 89.1 for 2004.



MENLO WORLDWIDE

For the fourth quarter of 2004, Menlo Worldwide Logistics reported:

     * Operating income of $6.6 million compared to $5.5 million in the fourth quarter of 2003.  Operating income includes an additional allocation of CNF corporate expenses of $700,000 in the fourth quarters of 2004 and 2003 that was previously allocated to Menlo

       Worldwide Forwarding.

     * Revenue of $297.5 million, up 17.7 percent from fourth quarter of

       2003.

For the full-year 2004, Menlo Worldwide Logistics reported:

     * Operating income of $24.4 million, up 4 percent from $23.5 million in

       2003.

     * Revenues of $1.1 billion, up 8.8 percent from $1.0 billion in 2003.

     Menlo Worldwide Other, which consists of the results of Vector SCM,

reported operating income of $10.2 million compared with $5.4 million in the fourth quarter of 2003.  Fourth-quarter results included $8.0 million of additional operating income due to attainment of contract performance goals.



OTHER OPERATIONS

     CNF's "other" operations, which includes the results of Road Systems and corporate  activities,  reported  an  operating  loss  of $1.6 million in the fourth quarter 2004.



FIRST QUARTER 2005 OUTLOOK

     First quarter 2005 diluted earnings per share from continuing operations are expected to be between 57 cents and 65 cents. CNF's  tax rate is expected to be 39 percent in the first quarter.









Conference Call



CNF will host a conference call for shareholders and the investment community to discuss fourth-quarter results at 12:00 p.m. Eastern time (9:00 a.m.

Pacific) on Tuesday, Jan. 25.  The call can be accessed by dialing (866) 264-

3634 or (706) 643-3632 (for international callers) and is expected to last approximately one hour.  Callers are requested to dial in at least five

minutes before the start of the call.   Related financial and operating

statistics to be discussed on the conference call are available on the

company's web site at www.cnf.com/investor_relations/fin_hilight.asp.   The

call will also be available through a live webcast at the investor relations section of the CNF web site at www.cnf.com and at www.streetevents.com.  An audio replay will be available for one week following the call at (800) 642-

1687 or (706) 645-9291 (for international callers), using access code

2914419.  The replay will also be available for one week on demand at the same web casting sites providing access to the live call.



        CNF is a $3.7 billion management company of supply chain service providers. It has businesses in less-than-truckload motor carriage, truckload carriage, air freight, logistics and supply chain management and trailer manufacturing.





                         Forward Looking Statements


Certain statements in this press release constitute "forward-looking statements" and are subject to a number of risks and uncertainties and should not be relied upon as predictions of future events. All statements other than statements of historical fact are forward-looking statements, including any projections and objectives of management for future operations, any statements regarding contributions to pension plans, any statements as to the adequacy of reserves, any statements regarding the possible outcome of claims brought against CNF, any statements regarding future economic conditions or performance, any statements of estimates or belief and any statements or assumptions underlying the foregoing. Specific factors that could cause actual results and other matters to differ materially from those discussed in such forward-looking statements include: changes in general business and economic conditions, the creditworthiness of CNF's customers and their ability to pay for services rendered, increasing competition and pricing pressure, changes in fuel prices, the effects of the cessation of the air carrier operations of Emery Worldwide Airlines, the possibility that CNF may,

from time to time, be required to pay indemnification claims in connection with the sale of Menlo Worldwide Forwarding, or to record impairment charges for long-lived assets, the possibility of defaults under CNF's $385 million credit agreement and other debt instruments (including defaults resulting from additional unusual charges), and the possibility that CNF may be required to repay certain indebtedness in the event that the ratings assigned to its long-term senior debt by credit rating agencies are reduced, labor matters, enforcement of and changes in governmental regulations,

environmental and tax matters, the February 2000 crash of an EWA aircraft and related litigation, matters relating to CNF's 1996 spin-off of Consolidated

Freightways Corporation (CFC), including the possibility that CFC's multi-

employer pension plans may assert claims against CNF, and matters relating to

CNF's defined benefit pension plans. The factors included herein and in Item

7 of CNF's 2003 Annual Report on Form 10-K as well as other filings with the

Securities and Exchange Commission could cause actual results and other matters to differ materially from those in such forward-looking statements.

As a result, no assurance can be given as to future financial condition, cash flows, or results of operations.





                                    CNF INC.
                     STATEMENTS OF CONSOLIDATED OPERATIONS
                (Dollars in thousands except per share amounts)


                               Three Months Ended      Twelve Months Ended
                                  December 31,             December 31,
                            ------------------------ ------------------------
                               2004         2003        2004         2003
                            -----------  ----------- -----------  -----------

REVENUES                     $967,458     $830,446   $3,712,379   $3,226,966

Costs and Expenses
 Operating expenses           767,947      649,145    2,953,665    2,549,467
 Selling, general and
  administrative expenses      95,032       91,202      372,122      351,507
 Depreciation                  25,474       24,804      102,425      101,044
                            -----------  ----------- -----------  -----------
                              888,453      765,151    3,428,212    3,002,018
                            -----------  ----------- -----------  -----------
OPERATING INCOME               79,005       65,295      284,167      224,948

Other Expense, net             (7,884)      (5,247)     (37,344)     (27,431)
                            -----------  ----------- -----------  -----------
Income Before Taxes            71,121       60,048      246,823      197,517
Income Tax Provision           27,854       23,419       96,378       77,032
                            -----------  ----------- -----------  -----------
Income from Continuing
 Operations                    43,267       36,629      150,445      120,485
                            -----------  ----------- -----------  -----------
Discontinued Operations,
 net of tax
  Loss from Disposal          (18,259)           -     (278,749)           -
  Income (Loss) from
   Discontinued Operations      9,301       (7,750)      12,415      (28,461)
                            -----------  ----------- -----------  -----------
                               (8,958)      (7,750)    (266,334)     (28,461)

Net Income (Loss)              34,309       28,879     (115,889)      92,024

 Preferred Stock Dividends      2,120        2,114        8,239        8,239
                            -----------  ----------- -----------  -----------
NET INCOME (LOSS)
 APPLICABLE TO COMMON
 SHAREHOLDERS                 $32,189      $26,765    $(124,128)     $83,785
                            ===========  =========== ===========  ===========
Weighted-Average Common
 Shares Outstanding
  Basic                    51,363,137   49,709,146   50,455,006   49,537,945
  Diluted [a]              56,208,868   57,109,665   56,452,629   56,725,667

Earnings (Loss)
 Per Common Share
  Basic
   Net income from
    Continuing
    Operations                  $0.80        $0.69        $2.82        $2.27
   Loss from Disposal,
    net of tax                  (0.35)           -        (5.53)           -
   Income (Loss) from
    Discontinued
    Operations, net of tax       0.18        (0.15)        0.25        (0.58)
                            -----------  ----------- -----------  -----------
                                $0.63        $0.54       $(2.46)       $1.69
                            ===========  =========== ===========  ===========
  Diluted [a]
   Net income from
    Continuing
    Operations                  $0.74        $0.63        $2.57        $2.07
   Loss from Disposal,
    net of tax                  (0.33)           -        (4.94)           -
   Income (Loss) from
    Discontinued Operations,
    net of tax                   0.17        (0.14)        0.22        (0.50)
                            -----------  ----------- -----------  -----------
                                $0.58        $0.49       $(2.15)       $1.57
                            ===========  =========== ===========  ===========

                               OPERATING SEGMENTS

REVENUES
 Con-Way Transportation
  Services                   $667,780     $577,509   $2,604,004   $2,212,692
 Menlo Worldwide Logistics
  Logistics                   297,534      252,775    1,103,028    1,013,987
  CNF Other                     2,144          162        5,347          287
                            -----------  ----------- -----------  -----------
                             $967,458     $830,446   $3,712,379   $3,226,966
                            ===========  =========== ===========  ===========
OPERATING INCOME (LOSS)
 Con-Way Transportation
  Services                    $63,786      $53,882     $245,488     $183,095
 Menlo Worldwide
  Logistics                     6,605        5,488       24,399       23,492
  Other                        10,174        5,360       18,253       20,718
                            -----------  ----------- -----------  -----------
                               16,779       10,848       42,652       44,210
                            -----------  ----------- -----------  -----------
 CNF Other                     (1,560)         565       (3,973)      (2,357)
                            -----------  ----------- -----------  -----------
                              $79,005      $65,295     $284,167     $224,948
                            ===========  =========== ===========  ===========

[a] The three months ended December 31, 2004 include the dilutive effect of restricted stock, stock options and Series B preferred stock. All other periods presented also include the dilutive effect of convertible subordinated debentures, which were redeemed on June 1, 2004.



                                    CNF INC.
                            CONDENSED BALANCE SHEETS
                             (Dollars in thousands)


                                           December 31,          December 31,
                                               2004                  2003
                                           ------------          ------------
ASSETS
  Current assets                            $1,411,019              $850,846
  Current assets of discontinued
    operations                                 105,497               478,388
  Property, plant and
    equipment, net                             859,321               817,951
  Other assets                                 106,965               176,854
  Non-current assets of
    discontinued operations                      3,609               442,234
                                           ------------          ------------
      Total Assets                          $2,486,411            $2,766,273
                                           ============          ============

LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities                         $671,593              $513,266
  Current liabilities of
    discontinued operations                     38,804               308,884
  Long-term debt and guarantees                601,344               554,981
  Other long-term liabilities and
    deferred credits                           337,514               365,112
  Long-term liabilities of
    discontinued operations                     59,789               205,222
  Shareholders' equity                         777,367               818,808
                                           ------------          ------------
      Total Liabilities and
        Shareholders' Equity                $2,486,411            $2,766,273
                                           ============          ============